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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Income Trust (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1). James T. Bunch......... 40,264,329 2,063,586
                    Bruce L. Crockett...... 40,197,859 2,130,056
                    Rodney F. Dammeyer..... 40,321,612 2,006,303
                    Jack M. Fields......... 40,336,322 1,991,593
                    Martin L. Flanagan..... 40,318,839 2,009,076

               (2). David C. Arch..........      1,931         0